As filed with the Securities and Exchange Commission on September 12, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GYMBOREE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2615258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Address of principal executive offices, including zip code)

THE GYMBOREE CORPORATION 2004 EQUITY INCENTIVE PLAN

THE GYMBOREE CORPORATION 1993 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

THE GYMBOREE 401(K) PLAN

( Full title of the plans)

MATTHEW K. MCCAULEY

Chief Executive Officer

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Donald E. Karl

Perkins Coie LLP

1620 26th Street, Sixth Floor

Santa Monica, California 90404

(310) 788-3227

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share, together with associated common stock purchase rights, under The Gymboree Corporation:
2004 Equity Incentive Plan	934,019(2)	$38.61	$36,062,473.59	$1,417.26
1993 Amended and Restated Employee Stock Purchase Plan	150,000	$38.61	$5,791,500.00	$227.61
The Gymboree 401(k) Plan	36,000(3)	$38.61	$1,389,960.00	$54.63
Total:	1,120,019	$38.61	$43,243,933.59	$1,699.50

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	The Registrant suspended its Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) with respect to issuances of new stock option grants thereunder, effective June 16, 2004, and adopted a new plan, the 2004 Equity Incentive Plan (the “2004 Plan”), effective as of June 16, 2004. Pursuant to the terms of the 2004 Plan, up to 9,019 shares previously available for issuance but not issued or subject to outstanding options under the 2002 Plan or under the Registrant’s Amended and Restated 1993 Stock Option Plan, which was suspended with respect to new grants effective June 25, 2002, (the “Unissued Option Shares”) may now be issued under the 2004 Plan. In addition, 925,000 additional shares have been authorized for issuance under the 2004 Plan.

(3)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Gymboree 401(k) Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $38.61 based on the average of the high sales price ($39.74) and the low sales price ($37.47) for the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on September 5, 2008.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed on March 28, 2008, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above;

(c) The Annual Report on Form 11-K of The Gymboree 401(k) Plan for the fiscal year ended December 31, 2007, filed on June 27, 2008; and

(d) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on February 18, 1993 (File No. 0-21250) under Section 12(g) of the Exchange Act and any amendments or reports filed for the purpose of updating such description, including the Registration Statement on Form 8-A12G filed March 20, 1997.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation seeking a judgment in favor of the corporation by reason of the fact that such person acted in his or her capacity as a director, officer, employee or agent of the corporation or at the request of the corporation as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted under standards set forth above. However, no company may indemnify a person who has been found to be liable to the corporation in any claim, issue or matter unless and to the extent that the court in which such action or suit was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper.

Section 145 of the DGCL further provides that, to the extent a present or former director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection with the defense of that claim, issue or matter. Section 145 is not deemed to be exclusive of other forms of indemnification that the corporation may wish to provide, and the corporation may choose to purchase and maintain insurance on behalf of its directors and officers against any liability claimed against such an individual due to his or her position as a director or officer and any actions taken in that capacity, regardless of whether or not the corporation would have the power to indemnify such persons against liabilities under Section 145.

Article VI of the Registrant’s bylaws provides for the mandatory indemnification of its directors and officers to the maximum extent permitted by DGCL. The Registrant has also entered into indemnification agreements with certain of its directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its certificate of incorporation and bylaws and to provide additional procedural protections.

Officers and directors of the Registrant are covered by insurance that, with certain exceptions and within certain limitations, indemnifies them against losses and liabilities arising from any alleged “wrongful act,” including any alleged error or misstatement, misleading statement, wrongful act or omission, neglect or breach of duty, in their capacities as such.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	The Gymboree Corporation 2004 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2008 (File No. 000-21250))

99.2	The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2008 (File No. 000-21250))

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 12th day of September, 2008.

THE GYMBOREE CORPORATION

/s/ MATTHEW K. MCCAULEY
By:	Matthew K. McCauley
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Matthew K. McCauley and Blair W. Lambert, or either of them, as attorneys-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of September, 2008.

Signature	Title

/s/ MATTHEW K. MCCAULEY Matthew K. McCauley	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ BLAIR W. LAMBERT Blair W. Lambert	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ GARY M. HEIL Gary M. Heil	Director

/s/ DANIEL R. LYLE Daniel R. Lyle	Director

/s/ MICHAEL J. MCCLOSKEY Michael J. McCloskey	Director

/s/ JOHN C. POUND John C. Pound	Director

/s/ WILLIAM U. WESTERFIELD William U. Westerfield	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 12th day of September, 2008.

THE GYMBOREE 401(k) PLAN

/s/ BLAIR W. LAMBERT
By:	Blair W. Lambert
The Gymboree 401(k) Plan Fiduciary Committee Member

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	The Gymboree Corporation 2004 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2008 (File No. 000-21250))

99.2	The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2008 (File No. 000-21250))